Exhibit 99.1


NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Daniel Murphy, Investor Relations 317.817.2893



         Bonach to succeed Bullis as Chief Financial Officer at Conseco

Carmel, Ind., April 23, 2007 - Conseco, Inc. (NYSE: CNO), announced today that Edward J. Bonach, FSA, MAAA, will become executive vice president and chief financial officer of Conseco, effective May 10, 2007, succeeding Eugene M. Bullis, who is retiring.

Conseco CEO C. James Prieur said, "Ed Bonach is one of the most able financial executives in our industry. He brings to Conseco a wealth of experience as chief actuary, as a business leader, and as a CFO. He has a strong record of achievement and leadership, and we are very happy to welcome him to our management team.

"At the same time," Prieur said, "we congratulate Gene Bullis on his well-earned retirement, and we thank him for his many contributions to Conseco. Gene was a pillar of strength during the company's reorganization and emergence from bankruptcy."

"Conseco has made real progress toward its goal of becoming a pre-eminent provider of life and health insurance to America's working families," Bonach said, "and I'm delighted to have the opportunity to help Conseco realize its potential, strategically partnering with Jim Prieur and the leadership team." Mr. Bonach will be responsible for the actuarial and finance areas and will report to Mr. Prieur.

Mr. Bonach joins Conseco from National Life Group, where he was executive vice president and chief financial officer. Before joining National Life in 2002, he was with Allianz Life for 23 years, where his positions included President - Reinsurance Division and chief financial officer. Mr. Bonach holds a B.A. degree (cum laude) in mathematics from St. Johns University, Collegeville, Minnesota.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.



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